Exhibit 99.1

First Security Group Announces Earnings

Solid Loan Growth Produced in Second Quarter 2008

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--First Security Group, Inc. (Nasdaq: FSGI), today announced second quarter 2008 net income of $1.6 million, compared to $2.9 million reported for the second quarter of 2007. Earnings per diluted share was $0.10, compared with $0.17 reported for second quarter 2007.

Year to date, earnings per diluted share was $0.24, compared with $0.30 for the six months ended June 30, 2007. The year-to-date increase of $2.3 million in First Security’s provision for loan and lease losses reduced earnings per share by $0.09.

  Loan Growth: Increases in commercial and industrial (C&I) loans further improved the diversification of First Security’s loan portfolio, which reached the $1 billion mark at the end of the second quarter of 2008.
  Capital: First Security’s tangible capital ratio at 9.4 percent at quarter-end remained firmly above the threshold for well-capitalized bank holding companies.
  Expense Control: For the six months ended June 30, 2008, non-interest expense declined by 0.4 percent by careful management of administrative costs, professional fees and staffing levels, compared to 2007. From 2007 to 2008, second quarter non-interest expense increased slightly by 0.5 percent.

“Our team has done an excellent job of cultivating customer relationships in middle and east Tennessee and north Georgia, contributing to this quarter’s loan and deposit growth,” said Rodger B. Holley, Chairman and CEO of First Security. “As for the current economic conditions, in my 30 years in the banking industry I have certainly experienced similar rate environments and credit cycles. We will remain steadfast in pursuing the strategies that have successfully propelled First Security so far: consistent, profitable growth, diversification of our revenue stream and sound asset quality.”

Holley also noted, “We have tremendous opportunity. The attractiveness of our region is evident by the recent announcement of a new $1 billion automobile assembly plant here in Chattanooga which is expected to generate 2,000 jobs directly and up to 14,000 jobs in total.”

For the second quarter of 2008, net interest income declined by 6.7 percent, or $820 thousand, compared to the second quarter of 2007, due to a reduction in net interest margin. The effect of the Federal Reserve’s interest rate cuts over the past year has resulted in a reduction of First Security’s net interest margin from 4.91 percent for the second quarter of 2007 to 4.12 percent for the second quarter of 2008. First Security anticipates its net interest margin will stabilize in the latter half of 2008.

Non-interest income for the second quarter of 2008 increased by $342 thousand, or 12.9 percent, on a year-over-year basis to $3.0 million with First Security continuing to realize the benefits of a diversified income stream. Growth in the wealth management business produced a $38 thousand, or 23.3 percent, increase in trust income, and deposit service fees increased $36 thousand, or 2.8 percent, to $1.3 million, compared to the second quarter of 2007.

Consistent with First Security’s focus on controlling expenses, growth in non-interest expense was limited to $50 thousand, or 0.5 percent, in the second quarter of 2008 as compared to the same quarter in 2007. Non-interest expense totaled $10.3 million in the second quarter of 2008. Quarterly expense savings were achieved in a number of categories including equipment expense, printing and supplies, as well as salaries and benefits. The number of full-time equivalent employees declined to 369 as of June 30, 2008, from 375 a year ago and 371 at year-end 2007. Offsetting the expense savings, FDIC insurance increased by $128 thousand due to higher deposit insurance premiums imposed on the industry.

First Security has employed a prudent approach to credit underwriting and monitoring. Net loan charge-offs as a percentage of average loans annualized was 0.56 percent for the three months ended June 30, 2008. Non-performing assets to total assets was 1.02 percent, and the allowance for loan losses to non-performing assets was 91.27 percent at the end of the second quarter 2008. Non-performing assets plus 90-day delinquencies to total assets, at quarter-end, were 1.08 percent. Loans 90 days past due were $785 thousand at the end of the second quarter of 2008, a decline on a quarter-over-quarter basis, as well as on a year-over-year basis. The quarterly provision for loan and lease losses increased due to higher loan production, non-performing assets and net charge-offs. As of June 30, 2008, the allowance for loan and leases losses to total loans was 1.18 percent.

First Security’s relationship-banking approach produced in the last year an increase of $97.5 million in loan balances, or 10.7 percent, to $1.0 billion at the end of the second quarter 2008. During the quarter, loans grew $29.3 million, or 3.0 percent (12.0 percent annualized), led by increases in C&I loans of $22.4 million, or 15.2 percent (60.7 percent annualized) and commercial real estate loans (CRE) of $14.0 million, or 6.3 percent (25.1 percent annualized). Construction and development (C&D) loans declined $8.6 million, or 3.9 percent (15.7 percent annualized).

First Security’s loan portfolio is primarily within its footprint and is well diversified with 27.4 percent in 1-4 family residential, 23.5 percent in CRE, 20.9 percent in C&D and 16.9 percent in C&I.

At June 30, 2008, total deposits were $950.5 million, an increase of $24.8 million, or 2.7 percent, compared to the end of the second quarter 2007. Total deposits increased $14.9 million, or 1.6 percent (6.4 percent annualized), from March 31, 2008. Non-interest bearing demand deposit accounts grew $7.4 million, or 4.5 percent (18.0 percent annualized), and savings and money market accounts grew $8.5 million, or 6.3 percent (25.0 percent annualized), during the quarter.

First Security maintained capital levels exceeding those for well-capitalized banks and bank holding companies under applicable regulatory guidelines. The tangible equity to tangible assets ratio as of June 30, 2008 was 9.43 percent. Stockholders’ equity at June 30, 2008 was $147.0 million.

“We have seen significant changes in the banking environment,” Mr. Holley concluded. “Yet, we remain committed to owner-managed businesses and consumers who seek a bank partner that provides consistency and reliability.”

Web Cast and Conference Call Information

First Security's executive management team will host a conference call and simultaneous web cast on Tuesday, July 22, 2008 at 3:00 PM Eastern Daylight Time to discuss second quarter results. The web cast can be accessed live on First Security's website, www.FSGBank.com, on the Corporate Information/Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on First Security's website for one month.

About First Security Group, Inc.

First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.3 billion in assets. Founded in 1999, First Security's community bank subsidiary, FSGBank, N.A., has 39 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, internet banking (www.FSGBank.com) and equipment leasing through its wholly-owned subsidiaries, Kenesaw Leasing and J & S Leasing.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security's management uses these “non-GAAP” measures in its analysis of First Security's performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security's core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.

First Security Group, Inc. and Subsidiary
Consolidated Balance Sheets
	June 30,	December 31,	June 30,
(in thousands, except share data)	2008	2007	2007
	(unaudited)		(unaudited)

ASSETS
Cash & Due from Banks	$28,151	$27,394	$26,836

Federal Funds Sold and Securities Purchased under Agreements to Resell	-	-	-
Cash and Cash Equivalents	28,151	27,394	26,836
Interest-Bearing Deposits in Bank	4,153	296	2,205
Securities Available-for-Sale	130,405	131,849	122,106
Loans Held for Sale	6,007	4,396	10,971
Loans	1,000,698	948,709	898,206
Total Loans	1,006,705	953,105	909,177
Less: Allowance for Loan and Lease Losses	11,855	10,956	10,363
	994,850	942,149	898,814
Premises and Equipment, net	34,854	34,751	35,966
Goodwill	27,156	27,156	27,156
Intangible Assets	2,766	3,200	3,666
Other Assets	48,417	45,160	41,170
TOTAL ASSETS	$1,270,752	$1,211,955	$1,157,919

LIABILITIES
Deposits
Noninterest-Bearing Demand	$170,351	$159,790	$174,650
Interest-Bearing Demand	64,432	62,637	69,234
	234,783	222,427	243,884
Savings and Money Market Accounts	143,747	131,352	134,106
Time Deposits:
Certificates of Deposit of less than $100 thousand	249,317	259,628	267,772
Certificates of Deposit of $100 thousand or more	207,260	225,491	221,495
Brokered Certificates of Deposit	115,354	63,731	58,371
	571,931	548,850	547,638
Total Deposits	950,461	902,629	925,628

Federal Funds Purchased and Securities Sold under Agreements to Repurchase	65,470	62,286	27,452
Security Deposits	2,225	2,799	3,494
Other Borrowings	92,785	80,459	42,445
Other Liabilities	12,857	16,089	14,006
Total Liabilities	1,123,798	1,064,262	1,013,025
STOCKHOLDERS' EQUITY
Common stock - $.01 par value 50,000,000 shares authorized; 16,419,883 issued as of June 30, 2008; 16,774,728 issued as of December 31, 2007; 17,498,482 issued as of June 30, 2007

	114	116	121
Paid-In Surplus	111,892	114,631	121,610
Unallocated ESOP Shares	(3,656)	(4,310)	(4,701)
Retained Earnings	36,485	34,279	29,849
Accumulated Other Comprehensive Gain / (Loss)	2,119	2,977	(1,985)
Total Stockholders' Equity	146,954	147,693	144,894
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,270,752	$1,211,955	$1,157,919

First Security Group, Inc. and Subsidiary
Consolidated Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands except per share amounts)	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME
Loans, including fees	$ 17,508	$ 19,093	$ 36,111	$ 37,465
Debt Securities - taxable	1,126	1,078	2,261	2,370
Debt Securities - non-taxable	391	405	789	815
Other	21	34	32	58
Total Interest Income	19,046	20,610	39,193	40,708

INTEREST EXPENSE
Interest Bearing Demand Deposits	94	132	193	257
Savings Deposits and Money Market Accounts	568	778	1,206	1,549
Certificates of Deposit of less than $100 thousand	2,640	3,254	5,677	6,406
Certificates of Deposit of $100 thousand or more	2,322	2,752	5,036	5,381
Brokered Certificates of Deposit	1,091	853	1,827	1,835
Other	915	605	2,323	1,185
Total Interest Expense	7,630	8,374	16,262	16,613

NET INTEREST INCOME	11,416	12,236	22,931	24,095
Provision for Loan and Lease Losses	1,953	416	3,131	833
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES
	9,463	11,820	19,800	23,262

NONINTEREST INCOME
Service Charges on Deposit Accounts	1,337	1,301	2,612	2,441
Loss on Sales of Available-for-Sale Securities, net	-	(168)	-	(168)
Other than Temporary Impairment of Available-for-Sale Securities	-	-	-	(584)
Other	1,659	1,521	3,338	3,179
Total Noninterest Income	2,996	2,654	5,950	4,868

NONINTEREST EXPENSE
Salaries and Employee Benefits	5,767	5,823	11,524	11,645
Expense on Premises and Fixed Assets, net of rental income	1,703	1,699	3,387	3,326
Other	2,793	2,691	5,416	5,440
Total Noninterest Expense	10,263	10,213	20,327	20,411

INCOME BEFORE INCOME TAX PROVISION	2,196	4,261	5,423	7,719
Income Tax Provision	592	1,373	1,576	2,477
NET INCOME	1,604	2,888	3,847	5,242

NET INCOME PER SHARE:
Net Income Per Share - basic	$ 0.10	$ 0.17	$ 0.24	$ 0.31
Net Income Per Share - diluted	$ 0.10	$ 0.17	$ 0.24	$ 0.30
Dividends Declared Per Common Share	$ 0.05	$ 0.05	$ 0.10	$ 0.10

First Security Group, Inc. and Subsidiary
Consolidated Financial Highlights
(unaudited)

(in thousands, except per share amounts and full-time equivalent employees)

	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter 2007	Year-to-Date June 30, 2008	Year-to-Date June 30, 2007
	2008	2008	2007	2007

Earnings:
Net interest income	$11,416	$11,515	$12,301	$12,526	$12,236	$22,931	$24,095
Provision for loan and lease losses	$1,953	$1,178	$746	$576	$416	$3,131	$833
Non-interest income	$2,996	$2,954	$3,338	$3,094	$2,654	$5,950	$4,868
Non-interest expense	$10,263	$10,064	$10,474	$10,556	$10,213	$20,327	$20,411
Net income	$1,604	$2,243	$3,092	$3,022	$2,888	$3,847	$5,242

Per Share Data:
Net income, basic	$0.10	$0.14	$0.19	$0.18	$0.17	$0.24	$0.31
Net income, diluted	$0.10	$0.14	$0.18	$0.18	$0.17	$0.24	$0.30
Cash dividends declared	$0.05	$0.05	$0.05	$0.05	$0.05	$0.10	$0.10
Book value	$8.95	$9.13	$8.80	$8.59	$8.28	$8.95	$8.28
Tangible book value	$7.13	$7.30	$6.99	$6.82	$6.52	$7.13	$6.52

Performance Ratios:
Return on average assets	0.51%	0.73%	1.03%	1.03%	1.01%	0.62%	0.92%
Return on average equity	4.30%	6.02%	8.37%	8.27%	7.89%	5.16%	7.18%
Return on average tangible assets	0.52%	0.75%	1.05%	1.05%	1.04%	0.64%	0.95%
Return on average tangible equity	5.38%	7.55%	10.54%	10.48%	10.01%	6.46%	9.12%
Net interest margin, taxable equivalent	4.12%	4.30%	4.61%	4.80%	4.91%	4.21%	4.89%
Efficiency ratio	71.21%	69.56%	66.97%	67.58%	68.59%	70.38%	70.47%
Core efficiency ratio (1)	68.62%	67.20%	60.55%	64.68%	64.95%	69.01%	65.52%
Non-interest income to net interest income and non-interest income	20.79%	20.42%	21.34%	19.81%	17.82%	20.60%	16.81%

Capital & Liquidity:
Total equity to total assets	11.56%	12.05%	12.19%	12.38%	12.51%	11.56%	12.51%
Tangible equity to tangible assets	9.43%	9.87%	9.93%	10.08%	10.12%	9.43%	10.12%
Total loans to total deposits	105.92%	104.48%	105.59%	99.90%	98.22%	105.92%	98.22%

Asset Quality:
Net charge-offs	$1,405	$815	$419	$298	$201	$2,220	$412
Net loans charged-off to average loans, annualized	0.56%	0.34%	0.18%	0.13%	0.09%	0.45%	0.09%
Non-accrual loans	$6,845	$5,047	$3,372	$1,687	$938	$6,845	$938
Other real estate owned	$4,605	$3,510	$2,452	$2,646	$2,014	$4,605	$2,014
Repossessed assets	$1,539	$1,641	$1,834	$2,489	$1,707	$1,539	$1,707
Non-performing assets (NPA)	$12,989	$10,198	$7,658	$6,822	$4,659	$12,989	$4,659
NPA to total assets	1.02%	0.82%	0.63%	0.57%	0.40%	1.02%	0.40%
Loans 90 days past due	$785	$1,473	$2,289	$585	$1,639	$785	$1,639
NPA + loans 90 days past due to total assets	1.08%	0.94%	0.82%	0.62%	0.54%	1.08%	0.54%
Allowance for loan and lease losses to total loans	1.18%	1.16%	1.15%	1.13%	1.14%	1.18%	1.14%
Allowance for loan and lease losses to NPA	91.27%	110.93%	143.07%	155.89%	222.43%	91.27%	222.43%

Period End Balances:
Loans	$1,006,705	$977,396	$953,105	$940,025	$909,177	$1,006,705	$909,177
Intangible assets	$29,922	$30,131	$30,356	$30,579	$30,822	$29,922	$30,822
Assets	$1,270,752	$1,247,669	$1,211,955	$1,198,465	$1,157,919	$1,270,752	$1,157,919
Deposits	$950,461	$935,518	$902,629	$940,988	$925,628	$950,461	$925,628
Stockholders' equity	$146,954	$150,289	$147,693	$148,318	$144,894	$146,954	$144,894
Common stock market capitalization	$91,624	$149,411	$150,640	$172,750	$188,978	$91,624	$188,978
Full-time equivalent employees	369	366	371	373	375	369	375
Shares outstanding	16,420	16,455	16,775	17,275	17,498	16,420	17,498

Average Balances:
Loans	$999,859	$966,004	$950,640	$926,216	$884,383	$982,931	$869,984
Intangible assets	$30,034	$30,256	$30,475	$30,708	$30,958	$30,145	$31,088
Earning assets	$1,135,027	$1,099,190	$1,080,278	$1,053,908	$1,018,666	$1,117,098	$1,014,445
Assets	$1,259,203	$1,224,678	$1,204,038	$1,178,298	$1,141,946	$1,241,771	$1,139,874
Deposits	$935,899	$893,838	$926,149	$934,034	$917,215	$914,830	$918,965
Stockholders' equity	$149,316	$149,015	$147,832	$146,101	$146,412	$149,158	$146,042
Shares outstanding, basic - wtd	16,052	16,144	16,585	16,901	17,117	16,098	17,179
Shares outstanding, diluted - wtd	16,237	16,334	16,849	17,223	17,482	16,285	17,561

(1) In accordance with SNL Financial practice, the core efficiency ratio is calculated on a fully tax equivalent basis excluding certain non-cash items, such as amortization of intangibles, gains or losses on investment securities and gains, losses and write-downs on foreclosed and repossessed properties.

Non-GAAP Reconciliation Table

(in thousands, except per share data)

	2nd Quarter 2008	1st Quarter 2008	4th Quarter 2007	3rd Quarter 2007	2nd Quarter 2007	Year-to-Date June 30, 2008	Year-to-Date June 30, 2007

Return on average assets	0.51%	0.73%	1.03%	1.03%	1.01%	0.62%	0.92%
Effect of intangible assets	0.01%	0.02%	0.02%	0.02%	0.03%	0.02%	0.03%
Return on average tangible assets	0.52%	0.75%	1.05%	1.05%	1.04%	0.64%	0.95%

Return of average equity	4.30%	6.02%	8.37%	8.27%	7.89%	5.16%	7.18%
Effect of intangible assets	1.08%	1.53%	2.17%	2.21%	2.12%	1.30%	1.94%
Return on average tangible equity	5.38%	7.55%	10.54%	10.48%	10.01%	6.46%	9.12%

Total equity to total assets	11.56%	12.05%	12.19%	12.38%	12.51%	11.56%	12.51%
Effect of intangible assets	-2.13%	-2.18%	-2.26%	-2.30%	-2.39%	-2.13%	-2.39%
Tangible equity to tangible assets	9.43%	9.87%	9.93%	10.08%	10.12%	9.43%	10.12%

Efficiency ratio	71.21%	69.56%	66.97%	67.58%	68.59%	70.38%	70.47%
Effect of non-cash items	-1.48%	-1.27%	-5.46%	-1.91%	-2.61%	-1.37%	-3.88%
Effect of net interest income, tax equivalent adjustment	-1.11%	-1.09%	-0.96%	-0.99%	-1.03%	0.00%	-1.07%
Core efficiency ratio	68.62%	67.20%	60.55%	64.68%	64.95%	69.01%	65.52%

Per Share Data
Book value	$ 8.95	$ 9.13	$ 8.80	$ 8.59	$ 8.28	$ 8.95	$ 8.28
Effect of intangible assets	(1.82)	(1.83)	(1.81)	(1.77)	(1.76)	(1.82)	(1.76)
Tangible book value	$ 7.13	$ 7.30	$ 6.99	$ 6.82	$ 6.52	$ 7.13	$ 6.52

Supplemental Data	(in thousands)

Allowance for loan and lease losses	$ 11,855	$ 11,313	$ 10,956	$ 10,635	$ 10,363	$ 11,855	$ 10,363
Net interest income, tax equivalent	$ 11,646	$ 11,749	$ 12,541	$ 12,761	$ 12,474	$ 22,931	$ 24,577
Amortization of intangibles	$ 209	$ 225	$ 223	$ 243	$ 254	$ 434	$ 519
Loss on sales of available-for-sale securities, net	$ -	$ -	$ -	$ -	$ 168	$ -	$ 168
Other-than-temporary impairment of securities	$ -	$ -	$ -	$ -	$ -	$ -	$ 584
Gain on sales of foreclosed and repossessed property, leased equipment, premises and equipment and loans	$ (213)	$ (97)	$ (508)	$ (210)	$ (68)	$ (310)	$ (256)
Losses on sales of foreclosed and repossessed property and premises and equipment	$ 28	$ 14	$ 370	$ 156	$ 8	$ 42	$ 15
Write-downs on foreclosed and repossessed property	$ 125	$ 10	$ 574	$ 38	$ 60	$ 135	$ 259
Mortgage loan and related fees	$ 413	$ 523	$ 352	$ 396	$ 388	$ 936	$ 846

CONTACT:
First Security Group, Inc.
Rodger B. Holley, Chairman & CEO, 423-308-2080
rholley@FSGBank.com
or
William L. (Chip) Lusk, Jr., EVP & CFO, 423-308-2070
clusk@FSGBank.com